Exhibit 10.16

Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

FORM OF LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”), dated as of [_______], 2022 (the “Commencement Date”), is made by and between Becton Dickinson Infusion Therapy Inc., a Delaware corporation (“Landlord”) and wholly-owned subsidiary of Becton, Dickinson and Company (“BD”), having an address at 1 Becton Drive, Franklin Lakes, NJ 07417, and Embecta Corp., a Delaware corporation (“Tenant”) having an address at 1 Becton Drive, Franklin Lakes, NJ 07417. For mutual consideration, Landlord and Tenant hereby enter into this Lease on the terms and conditions set forth herein.

1. Premises.

(a) As of the Commencement Date, Tenant is a corporation spun off from BD and Tenant occupies certain space within the building (the “Building”) located on the real property having an address at [* * *] Holdrege, NE (the “Property”) and depicted on the site plan set forth on Exhibit A. Landlord and Tenant desire that certain alterations and improvements to space within the Building be made to achieve the separation of the operations of Tenant from the operations of Landlord (“Separation Work”) and at the end of such Separation Work, the premises demised to Tenant under this Lease shall be as depicted on Exhibit B. On the Commencement Date, the premises demised to Tenant under this Lease shall be the space within the Building that is now currently occupied by Tenant, together with the non-exclusive right to use the driveways, parking areas and Common Areas (defined below) on the Property. In the performance of the Separation Work within the Building, Landlord shall take into consideration Tenant’s use of and operations in the Premises and use all commercially reasonable efforts to minimize disruption to Tenant’s operations. Tenant agrees to cooperate in good faith with Landlord in achieving the Separation Work. Landlord and Tenant shall designate in writing the name of their respective representatives for the purposes of communications regarding the Separation Work. For purposes hereof, the term “Premises” shall mean, as applicable, the initial space occupied by Tenant in the Building and the final space depicted on Exhibit B to be occupied by Tenant after completion of the Separation Work.

(b) Landlord and Tenant shall cooperate in good faith with each other to complete the Separation Work, including Landlord and Tenant engaging in regular cadence of meetings and Landlord ensuring Tenant is promptly apprised of any significant developments as soon as reasonably possible (collectively, the “Separation Work Communications”). In furtherance of the foregoing mutually cooperation, Landlord may make changes to the Separation Work that (i) do not materially impair Tenant’s use of the Premises for the Permitted Purpose, (ii) do not materially alter the plans set forth on Exhibit B, including, but not limited to, customary “field” changes, (iii) are required by any governmental authority, and (iv) are required to address an unforeseen circumstance arising during construction (collectively, “Landlord Permitted Changes”). If Landlord desires to make any change to the Separation Work which does not constitute a Landlord Permitted Change, Landlord shall obtain Tenant’s written consent to such change; provided that Tenant’s consent to such change shall not be unreasonably withheld, conditioned or delayed. Tenant shall be deemed to have granted its consent to any such change if Tenant fails to deliver, within five (5) Business Days following receipt of Landlord’s notice of the proposed change, a written notice to Landlord objecting in reasonable detail the specific elements of the proposed change that Tenant asserts (y) do not constitute a Landlord Permitted Change and (z) are objectionable and the reasons why, provided, however, if Tenant requests in writing within the initial five (5) Business Day period, Tenant may have an additional five (5) Business Days to provide Landlord such written response. As used in this Lease, the term “Business Day” shall mean any day other than a Saturday, Sunday, or federal holiday.

[* * *] =	[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

(c) The Separation Work will be deemed “complete”, or have reached “completion” for purposes of this Lease at such time the Separation Work is complete subject only to minor punch list items that do not interfere with Tenant’s ability to operate the Premises for the Permitted Purpose. Upon the completion of the Separation Work, the Premises demised hereunder to Tenant are intended to contain 277,777 rentable square feet of space as shown on the site plan attached hereto as Exhibit B, together with the Rented Equipment (defined below). Upon the completion of the Separation Work, Landlord shall update Exhibit B if necessary and send same to Tenant. On or prior to the date of completion of the Separation Work, Tenant and Landlord (accompanied by their respective choice of agents) shall conduct a joint walk-through of the Premises to inspect the Premises and generate a punch list of all asserted defects or incomplete work items, if any, in the Separation Work (the “Punch List”). The Punch List shall not include, and Tenant shall be responsible for, any damage to the Separation Work caused by Tenant or Tenant’s Agents. Landlord shall commence to correct or complete, as applicable, all items on the Punch List within thirty (30) days thereafter and shall diligently pursue the same to completion. Landlord shall warrant to Tenant that the Separation Work is free of defects for a period of one (1) year from the completion of such work.

(d) Landlord represents that it is the sole owner in fee simple of the Building, Landlord has the full right and authority to lease the Premises to Tenant and to otherwise enter into this Lease on the terms and conditions herein and no consent from Landlord’s lender or any other party is required for Landlord to enter into this Lease. Tenant represents that Tenant has the full right and authority to lease the Premises from Landlord and otherwise to enter into this Lease on the terms and conditions herein. Tenant acknowledges that Tenant is in possession of the Premises during the Term (defined below) of this Lease in an “AS IS, WHERE IS” condition, and that no representations, warranties, or inducements, with respect to any condition of the Premises have been made by Landlord, or its designated representatives, to Tenant, or its designated representatives, except as expressly set forth in this Lease. Except for the Separation Work, no promises to alter or improve the Premises, or equip the Premises with personal property or fixtures, have been made to Tenant, or its designated representatives, by Landlord, or its designated representatives. Landlord and Tenant shall cooperate in good faith with each other to complete such work.

(e) Within eighteen (18) months of the Commencement Date, the parties expect that Landlord shall have completed the Separation Work, provided that, there shall be no reduction or abatement of Rent to or any other claim for damages by Tenant if the Separation Work is not completed in the expected timeframe.

(f) Tenant may use the Premises for manufacturing, warehouse, and general office uses, in each case, specifically related to the Permitted Purposes (as such term is defined under the Cannula Supply Agreement, dated [of even date herewith], by and between BD and Tenant), and for no other purpose. Tenant shall comply with the Building Rules and Regulations set forth on Exhibit C herein1, not conduct any illegal activity on the Premises, disturb other occupants of the Building in any material respect, or cause any insurance coverage on the Premises, the Building, or the Property to be eliminated. If Tenant causes Landlord’s insurance premium on the Premises, the Building, or the Property to increase, Tenant shall pay the difference in premium costs as additional Rent.

(g) The resin handling system and silo (the “Resin Handling System”) described on Exhibit D-1 and all furniture, fixtures, equipment or other items of personal property located on the Property and described on Exhibit D-2 (“Rented Equipment”) is owned by Landlord and leased to Tenant at no additional cost. Except for the Rented Equipment, all furniture, equipment that is not a fixture, or other items of personal property located in the Premises shall be considered to be owned by Tenant (“Tenant’s Property”) and Section 8 shall govern whether such property shall be removed at the end of the Term.

2. Term. Subject to the other terms and conditions herein, the term of this Lease (the “Term”) shall (i) begin on the Commencement Date and end on 11:59 p.m. Central Time on the last day of the month in which the tenth (10) year anniversary of the Commencement Date occurs (the “Initial Term”), provided that Tenant shall have a one-time right to extend the term of this Lease for an additional term, at Tenant’s option, of exactly one (1), two (2), three (3), four (4) or five (5) years (the “Renewal Term”), exercisable by Tenant’s providing written notice to Landlord no later than three (3) years prior to the end of the Initial Term indicating that Tenant is exercising this extension right and specifying the number (between one and five) of years that will be in the Renewal Term.

3. Rent.

(a) Commencing on the Commencement Date, Tenant shall pay to Landlord base rent (“Base Rent”), with annual [* * *] percent ([* * *] %) escalations over the Base Rent in the immediately preceding year, in monthly installments on the first day of each month, in advance, without notice, offset or demand, in the amounts and for the periods set forth below. Base Rent in any twelve (12) month period of the Renewal Term shall increase by [* * *] percent ([* * *] %) over the Base Rent in the immediately preceding twelve (12) month period.

Lease Period	Monthly Base Rent
Commencement Date through the 12th whole month thereafter	$	[	* * *]
Months 13 — 24	$	[	* * *]
Months 25 — 36	$	[	* * *]
Months 37 — 48	$	[	* * *]
Months 49 — 60	$	[	* * *]
Months 61 — 72	$	[	* * *]
Months 73 — 84	$	[	* * *]
Months 85 — 96	$	[	* * *]
Months 97 — 108	$	[	* * *]
Months 109 — 120	$	[	* * *]

[* * *] =	[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

[1]	Landlord to provide the Building Rules and Regulations.

(b) In addition to Base Rent, from and after the Commencement Date (subject to adjustment as set forth in this Lease), Tenant shall pay to Landlord as additional Rent, in the same manner as Base Rent, Tenant’s Proportionate Share (defined below) of the following charges:

(i)	Facilities Management Fee: $[* * *] per month(Set forth in Section 4)

(ii)	Taxes:(Set forth in Section 9) $[* * *] per month

(iii)	Insurance:(Set forth in Section 10) $[* * *] per month

(iv)	Utilities: $[* * *] per month

The following utilities shall be provided to the Premises: water (including chilled water), compressed air, central exhaust, heating/cooling HVAC, central vacuum, sewer, natural gas, and electricity (the “Utilities”). Tenant shall procure in its own name and pay for any additional utilities that Tenant may require. Notwithstanding anything to the contrary contained in this Lease, in no event shall Landlord be liable for any failure, cessation or interruption of utility services to the Premises so long as not caused by the gross negligence or intentional misconduct (acts or omissions) of Landlord or its agents. If Tenant experiences unrecoverable production losses at the Premises due to the actions or inactions of a third party facilities manager, Landlord shall use commercially reasonable efforts to seek payment from such third party facilities manager for Tenant’s unrecoverable production losses if the third party facilities contract allows for such recovery. If and when Landlord receives a payment from a third party facilities manager for unrecoverable production losses due to the actions or inactions of such third party facilities manager, Landlord shall pass on to Tenant that portion of any such reimbursement directly attributable to Tenant’s unrecoverable production losses at the Premises.

“Tenant’s Proportionate Share” means the percentage obtained by dividing (x) the number of rentable square feet of space occupied by Tenant in the Building, by (y) the total number of rentable square feet of space in the Building, which the parties agree Tenant’s Proportionate Share is sixty three percent (63%) as of the Commencement Date. If Landlord develops a new building on the Property, the parties will amend Tenant’s Proportionate Share to equitable recalculate Tenant’s Proportionate Share based on an expanded square footage of all buildings on the Property.

[* * *] =	[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

(c) The foregoing items of additional rent set forth in Section 3(b)(i)—(iv) are, collectively, the “Operating Expenses”. Operating Expenses shall not include costs for the expenses set forth on Exhibit E. The Base Rent plus the Operating Expenses shall be the “Rent”. From and after the Commencement Date, monthly Base Rent and the monthly installment of estimated Operating Expenses shall be payable on the first day of each month beginning on the first day of the first full calendar month of the Term. The Rent for any partial month at the beginning of the Term shall be prorated and shall be due on the Commencement Date. In the event Tenant fails to pay Base Rent, Operating Expenses, or any other payment called for under this Lease within five (5) Business Days of the time period specified, Tenant shall pay, as additional rent, a late charge equal to eight percent (8%) of the unpaid amount, which late charge shall be paid with the required payment; provided, however, Landlord shall provide written notice to Tenant and ten (10) days to cure such failure to pay at least one time every twelve (12)-month period prior to applying such late charge.

(d) The monthly installment of Tenant’s Proportionate Share of Operating Expenses shall initially be the amount set forth in Section 3(b), which represents Landlord’s estimate of Operating Expenses. Not more than once in any calendar year, Landlord may deliver to Tenant a revised good faith estimate of Tenant’s Proportionate Share of Operating Expenses, and thereafter the monthly installments of Tenant’s Proportionate Share of Operating Expenses shall be paid by Tenant in accordance with such estimate, subject to final adjustment as set forth in Section 3(e).

(e) By April 1 of each calendar year of the Term, but no later than June 1 of such calendar year, Landlord shall furnish to Tenant a statement of actual Operating Expenses incurred for the prior calendar year (the “Reconciliation Statement”), which shall include reasonable detail. Subject to the below, if Tenant’s payments for Operating Expenses for the calendar year covered by the Reconciliation Statement exceeded Tenant’s Proportionate Share of the actual Operating Expenses as indicated in the Reconciliation Statement, then Landlord shall credit or reimburse Tenant for such excess payments within ninety (90) days of delivery of the Reconciliation Statement (and if not credited or reimbursed, Tenant may offset such amount against the payment(s) of Rent next coming due); conversely, if Tenant’s payments for Operating Expenses paid for such calendar year are less than Tenant’s Proportionate Share of the actual Operating Expenses as indicated in the Reconciliation Statement, then Tenant shall pay Landlord such deficiency within ninety (90) days of receipt of the Reconciliation Statement. Tenant shall have the right to have Landlord’s books and records pertaining to Operating Expenses for the calendar year covered by such Reconciliation Statement reviewed and audited (“Tenant’s Audit”), provided: (i) such right shall not be exercised more than once during any calendar year; (ii) Tenant shall provide Landlord with written notice no later than ninety (90) days following Tenant’s receipt of the Reconciliation Statement for the year to which Tenant’s Audit will apply; (iii) Tenant shall have no right to conduct Tenant’s Audit if an Event of Default then currently exists; (iv) conducting Tenant’s Audit shall not relieve Tenant from the obligation to pay Operating Expenses, as billed by Landlord, pending the outcome of such audit; (v) Tenant shall commence Tenant’s Audit no later than one hundred fifty (150) days following Tenant’s receipt of the Reconciliation Statement for such year, and Tenant’s Audit shall conclude forty-five (45) days following the date that Landlord makes available to Tenant electronically all applicable reasonably requested books and records needed for Tenant’s Audit; (vi) Tenant’s Audit shall be conducted at Landlord’s office where the records of the year in question are maintained by Landlord, during Landlord’s normal business hours; (vii) Tenant’s Audit shall be conducted at Tenant’s sole cost and expense, provided that if Tenant’s audit shows that Tenant overpaid by five percent (5%) or more, Landlord shall reimburse Tenant for the reasonable out-of-pocket costs incurred by Tenant’s

Audit; (viii) Tenant’s Audit shall be conducted by a qualified employee/consultant of Tenant and/or a reputable certified public accountant or other qualified professional who has experience reviewing financial operating records of commercial building landlords, provided that such qualified professional shall not be retained on a contingency or performance bonus basis; and (ix) Tenant shall provide to Landlord a copy of Tenant’s findings associated with Tenant’s Audit within ten (10) days following the completion of such audit.

(f) In the event Tenant’s Audit shows documentation reasonable acceptable to Landlord reflecting the calculation of any overstated or understated net amount of Tenant’s Proportionate Share of Operating Expenses for the year audited, the net overage or shortfall amount shall be paid to the party entitled to such payment within sixty (60) days following Tenant’s receipt of documentation reasonably acceptable to Landlord and Tenant reflecting the calculation of such overstated or understated amount.

4. Facilities Management Fee. “Facilities Management Fee” means the annual costs and expenses (including depreciation of capital expenditures, amortized on a straight line basis over a period equal to the useful life of such improvements as determined by Landlord in accordance with its customary accounting principles consistently applied) incurred by Landlord in connection with the ownership, operation, maintenance, and repair of the Building, including the areas of the Premises that Landlord is responsible to repair and maintain, and the Common Areas, as determined by Landlord in accordance with its customary accounting principles consistently applied, such costs including, without limitation, all costs related to:

(i)	Landlord’s obligations described in Section 6 herein;

(ii)	landscaping and maintaining the grounds around the Building and Common Areas;

(iii)	paving, maintaining and repairing all parking areas (employee or otherwise), driveways, roads, alleys and sidewalks and costs of maintaining easements, if any, granted to governmental bodies;

(iv)	maintaining and repairing all storm water drainage and detention facilities (including storm water impact fees, assessments or other similar charges imposed by any governmental authority);

(v)	maintaining and repairing all sanitary sewer facilities;

(vi)	maintaining and repairing all utilities, meters, and backflow preventers serving the Building and leased and unleased space in the Building (including Common Areas);

(vii)	exterior painting; and fire alarm and access control (however, Tenant shall separately reimburse Landlord for the cost to issue each security access badge to Tenant’s employees);

(viii)	third-party service and maintenance contracts;

(ix)	supplies and materials related to any of the foregoing;

(x)

cleaning and other janitorial services for the Building. If Tenant requires special or additional janitorial services that are not included in the services provided to all occupants of the Building, Tenant shall directly arrange for such additional services with and reimburse Landlord’s service provider (currently, Jones Lange LaSalle Americas, Inc.);

(xi)

costs for improvements made to the Building or Common Areas which are expected to reduce the normal operating or utility costs of the Building, and improvements made in order to comply with any laws, orders, judgments or regulations enacted after the date hereof or any new interpretations of any laws, orders, judgments and regulations hereafter rendered with respect to any existing law; all of which expenses shall be amortized on a straight line basis over a period equal to the useful life of such improvements as determined by Landlord in accordance with its customary accounting principles consistently applied;

(xii)	Common Area and equipment maintenance therein, including in the kitchens, cafeteria, lounges, and the like;

(xiii)

maintaining and repairing, as needed, chilled water systems, compressed air systems, exhaust systems, vacuum systems, fire sprinkler systems, humidification systems, paging systems, announcement systems, alarms; and

(xiv)	maintaining and repairing, as needed, of Arc Flash cabinet rating and updated one-line flash drawing for electrical safety.

“Common Areas” shall mean those areas and facilities which may be furnished by Landlord or others in or for the Property for the nonexclusive general use by Tenant, including (without limitation) lobbies, reception areas, shared restrooms, shared break rooms, parking areas, access areas (other than public streets), employee parking areas, truck ways, parkways, drives, driveways, loading docks and areas, utility rooms, delivery passageways, package pick-up stations, sidewalks, interior and exterior pedestrian walkways, courts, ramps, common seating areas, landscaped and planted areas, retaining walls, balconies, stairways, elevators, halls, drinking fountains, lighting facilities, and other similar areas, facilities or improvements.

5. Maintenance and Repairs by Tenant. Notwithstanding Section 6 below, Tenant shall keep and maintain the Premises, in good order and repair, except for portions of the Premises required or agreed to be repaired by Landlord hereunder, and keep the Premises free and clear of trash and debris and in a clean and sanitary condition. If Tenant fails to so maintain or to make said repairs after thirty (30) days’ notice to Tenant without cure, Landlord may, but shall not be obligated to, make such repair, in which event Tenant shall, upon written demand, promptly reimburse Landlord, as additional Rent, for all reasonably incurred expenses. Landlord shall allow Tenant reasonable access to install and maintain any conduits in the Building to the extent necessary for purposes of running voice and data wiring and cabling.

6. Repairs by Landlord.

(a) Landlord agrees to keep in good repair the roof, the floor slab, foundations, structural elements of the Building, exterior paved areas and exterior walls, utility lines, plumbing, heating, ventilation, and air conditioning systems and to perform any capital improvements or replacements to any of the systems serving the Building or any capital expenditures as may be necessary or appropriate in Landlord’s reasonable discretion with respect to the Building and the Property. Tenant shall promptly notify Landlord in writing of any damage covered under this Section 6, and Landlord shall be under no duty to repair unless it receives written notice of such damage. Tenant shall be responsible for the cost of any damage to any portion of the Premises or other portions of the Building or the Property caused by Tenant’s use and occupancy or caused by the acts or omissions of Tenant or Tenant’s Agents, however, Landlord shall perform any necessary repairs to the extent any damage is outside of the Premises or if Landlord is in charge of the damaged area under this Section 6. Upon written demand, Tenant shall promptly reimburse Landlord, as additional Rent, for any repairs or maintenance required with respect to any portion of the Premises or other portions of the Building or the Property caused by the acts or omissions of Tenant or Tenant’s Agents.

(b) Landlord has the right to require Tenant to shut down operations at the Premises no more than twenty-four (24) days in each calendar year for the purpose of repairs and maintenance to any part of the Building or the systems serving the Building. Landlord and Tenant shall cooperate in good faith with each other to enable such shut downs, and Landlord shall provide Tenant with reasonably sufficient prior notice (via email and telephone to Tenant) to minimize disruption to Tenant’s operations.

7. Modifications and Alterations to the Premises. No modifications or alterations to the Premises, installation or attachment of fixtures in and to the Premises, or alterations to the exterior of the Building (including the roof), shall be made by Tenant without the prior written consent of Landlord except that, in any twelve (12)-month period, Tenant may perform, without Landlord’s consent, up to [* * *] Dollars ($[* * *]) of non-structural, interior alterations that do not alter or interfere with the Separation Work, are not visible from the exterior of the Building, and do not affect the roof, the Building floor slab or any systems serving the Building (“Tenant’s Non-Structural Alterations”). Any plans for modification or alteration to the Premises, whether or not Landlord’s consent is required and unless cosmetic in nature or made to Tenant’s Property, shall, at Landlord’s election, be reviewed by a third party engineer or architect of Landlord’s choosing and Tenant shall pay the costs of such review. To the extent Tenant requires Landlord’s consent for Tenant’s Non-Structural Alterations, if Landlord fails to object to the same within thirty (30) days of receipt of Tenant’s written request therefor, Tenant shall be permitted to perform such Tenant’s Non-Structural Alterations, and if Landlord objects within thirty (30) days of receipt of Tenant’s written request therefor, the parties shall work in good faith to coordinate with each other to make such changes to satisfy Landlord’s requirements. Any architect’s or engineering plans that may be required for permitting shall be performed by architects or engineers insured and licensed in the State of Nebraska. In the event any such modifications or alterations are performed by Tenant in accordance with the provisions of this Lease (whether or not requiring Landlord’s consent), the same shall be completed in accordance with all applicable codes and regulations. Any alterations or improvements to the Premises made by Tenant shall at once become the property of Landlord and shall be surrendered to Landlord

[* * *] =	[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

upon the expiration or prior termination of this Lease; provided, however, Landlord has the option by written notice at the time of Landlord’s approval of Tenant’s plans for any modification or alteration to the Premises, to require Tenant to remove any improvements or repair any alterations in order to restore the Premises to the condition existing on the Commencement Date. With respect to any modification or alteration to the Premises not requiring Landlord’s consent pursuant to this Section 8, or to which Landlord did not consent, Tenant shall remove any improvements or repair any alterations in order to restore the Premises to the condition existing on the Commencement Date unless Landlord has agreed to otherwise in writing. Tenant shall have no right to go upon, occupy or use all or any portion of the roof of the Building for any purpose, without the prior written consent of and on the terms of Landlord. Tenant covenants and agrees that it shall not cause the estate of Landlord in the Premises to become subject to any lien, charge or encumbrance arising from labor performed or materials furnished to the Premises by or at the request of Tenant; provided, that if a lien shall be filed, Tenant shall have the same removed or bonded off within thirty (30) days of receipt to notice thereof. Within sixty (60) days of completion, Tenant shall deliver to Landlord a complete copy of the “as-built” or final plans and specifications, if applicable, or other appropriate documentation describing the alterations or improvements made by or on behalf of Tenant in or to the Premises.

8. End of Term. In addition to complying with the provision set forth in Section 20 “Decommissioning,” at the expiration or prior termination of the Term, Tenant shall quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, excepting reasonable wear and tear, casualties, alterations or other interior improvements which Tenant is permitted to keep in place pursuant to Section 7 at the termination of this Lease. In addition, Tenant shall remove all of Tenant’s Property, including, without limitation, saw-off and grounding smooth all floor anchors on equipment or machinery, remove all low voltage cables and networking equipment, telecommunications equipment, and vertical utility cables and lines back to their respective junction boxes. Tenant shall repair, at its expense, all damage to the Premises caused by such removal. For the avoidance of doubt, Tenant shall not make repairs to areas of the Premises which Landlord is in charge of making under Section 6, however, Tenant shall pay the cost of such repairs if there is damage (beyond reasonable wear and tear) resulting from Tenant’s use or occupancy of the Premises or Common Areas or resulting from the acts or omissions of Tenant or Tenant’s Agents. Notwithstanding the fact that Tenant may have installed or paid for the installation of the following items without the prior written consent of Landlord, Tenant shall not remove any of the following: building fixtures, electrical distribution wiring and panels, lighting or lighting fixtures, wall coverings, fire extinguishers, carpets or other floor coverings, heaters, air conditioners or any other heating or air conditioning equipment, attached water coolers or drinking fountains, fencing or security gates; dock levelers and dock equipment; water heaters or other similar building operating equipment. At the expiration or prior termination of this Lease Tenant shall return the Premises to Landlord vacant, broom clean, normal wear and tear and damage by casualty excepted. Failure to comply with this Section 8, which failure continues for more than ten (10) days following Tenant’s receipt of written notice from Landlord, will constitute holding over by Tenant. In the event this Lease is terminated for any reason, any property remaining in or upon the Premises may be deemed to be abandoned by Tenant and become property of Landlord and Landlord may dispose of same with no liability to Landlord and no obligation to Tenant.

9. Taxes. During each month of the Term, on the same date and in the same manner as provided above for Operating Expenses, Tenant shall also pay Landlord as additional rent an amount equal to one-twelfth (1/12th ) of Tenant’s Proportionate Share of Taxes allocable to the Property. The term “Taxes” includes all real property and personal property taxes, charges, impositions, fines, levies, burdens and assessments of every kind and nature (including dues and assessments by means of deed restrictions and/or owners’ associations) which accrue against the Property during the Term, and federal, state and local taxes or charges assessed against the Propertyby any governmental or quasi-governmental body or authority, (except for income, or franchise taxes applicable against Landlord), whether special, general or extraordinary, foreseen or unforeseen (provided, however, if the method of taxation then prevailing shall be altered so that any method of taxation shall be levied or imposed upon Landlord in place or partly in place of any such real property taxes and assessments and shall be measured by or based in whole or in part upon the Base Rent payable under this Lease or other rents or other income from the ownership of the Property, then all such new taxes, assessments, levies, impositions or charges shall be included in Taxes), together with reasonable fees paid to consultants and attorneys for services appealing and/or contesting ad valorem taxes and assessments, or in lieu of the use of consultants, a fee for Landlord’s personnel charged with such duties in an amount equal to twenty percent (20%) of the tax savings realized. Payments for any fractional calendar month shall be prorated. Not more than once in any calendar year, Landlord may deliver to Tenant a good faith estimate of the amount of Tenant’s Proportionate Share of Taxes owed by Tenant under this Lease, and thereafter, monthly installments of Tenant’s Proportionate Share of Taxes owed by Tenant under this Lease shall be adjusted in accordance with such estimate. By April 1 of each calendar year during the Term, but in no event later than June 1 of such calendar year, Landlord shall furnish to Tenant a statement of Taxes for the previous calendar year (the “Tax Statement”), and in the same manner as provided above for Operating Expenses, any excess or deficiency shall be credited or paid to Landlord or Tenant, as the case may be (as set forth in Section 3(e)). Landlord shall have the sole and absolute right to appeal to the applicable governing authority any assessment of Taxes pertaining to the Property.

10. Insurance.

(a) Landlord shall keep the property of Landlord insured against “All Risks” for the benefit of Landlord in an amount equivalent to the full replacement value thereof. Landlord agrees that such policy or policies of insurance shall contain a waiver of subrogation clause as to Tenant and Landlord waives, releases and discharges Tenant from all claims and demands whatsoever which Landlord may have or acquire arising out of damage to or destruction of Landlord’s property or Landlord’s business therein occasioned by fire or other cause, which such claim or demand may arise because of the negligence or fault of Tenant, its agents, employees, customers or business invitees, or otherwise, and Landlord agrees to look to the insurance coverage only in the event of such loss. Landlord may also carry such other types of insurance in form and amounts which Landlord shall determine to be appropriate from time to time. Any and all such insurance maintained by Landlord is hereinafter referred to collectively as “Landlord’s Insurance”). Any of Landlord’s Insurance may be carried under blanket policies covering other properties of Landlord and/or its partners and/or their respective related or affiliated corporations so long as such blanket policies provide insurance at all times for the Property as required by this Lease. During each month of the Term, on the same date and in the same manner as provided above for Operating Expenses, Tenant shall also pay Landlord as additional rent an amount equal to one-twelfth (1/12th) of Tenant’s Proportionate Share of the annual cost of Landlord’s Insurance. Payments for any fractional calendar month shall be prorated. Landlord may from time to time deliver to Tenant a good faith estimate of the amount of Tenant’s Proportionate Share of Landlord’s Insurance, and thereafter, monthly installments of Tenant’s Proportionate Share of Landlord’s Insurance payable by Tenant shall be adjusted in accordance with such estimate. By April 1 of each calendar year during the Term, or as soon thereafter as practicable, Landlord shall furnish to Tenant a statement of Landlord’s Insurance for the previous calendar year (the “Insurance Statement”), and in the same manner as provided above for Operating Expenses, any excess or deficiency shall be credited or paid to Landlord or Tenant, as the case may be. Tenant will carry, at Tenant’s sole cost and expense, property insurance coverage on all alterations and improvements completed by Tenant and all equipment, inventory, trade fixtures and other personal property of Tenant.

(b) Tenant shall, at Tenant’s sole cost and expense, maintain “All Risks” property insurance keeping all of its machinery, equipment, furniture, fixtures, personal property (including also property under the care, custody or control of Tenant), which may be located in, upon, or about the Premises and business interests including the profits thereof insured against “All Risks” for the benefit of Tenant.

(i)

General public liability insurance against claims for personal injury, death or property damage occurring upon, in or about the Premises, such insurance to afford additional insured status to Landlord with limits of not less than $2,000,000 per occurrence.

(ii)

Workers compensation insurance and employers’ liability, waiving (to the extent permissible under state law) subrogation against Landlord with employers’ liability coverage of not less than $1,000,000.

(iii)	Automobile insurance, to the extent applicable having limits for liability coverage of not less than $1,000,000 per occurrence

(iv)	Cyber insurance including network security liability, extortion, and business interruption coverage with limits of not less than $3,000,000 per claim.

Tenant agrees that such policies of insurance shall contain a waiver of subrogation clause as to Landlord and Tenant waives, releases and indemnifies Landlord from all claims or demands whatsoever arising out of injury, damage or destruction of machinery, equipment, furniture, fixtures, personal property, and the business of Tenant, or other property or persons which Tenant is responsible for, occasioned by fire or other cause, whether such claim or demand may arise because of the negligence or fault of Landlord, its agents, employees, subcontractors, and Tenant agrees to look to the insurance coverage only in the event of such loss.

(c) Such insurance shall, in addition and to the extent available, extend to any liability of Tenant arising out of the indemnities provided for in this Lease. If commercially reasonable, Landlord shall have the right to periodically following the expiration of the Term (but not more than once every three (3) years) raise Tenant’s required coverage limits hereunder. Commercial general liability policies procured and maintained by Tenant pursuant to this

Section 10(c) shall include Landlord and any additional parties reasonably designated by Landlord (who have an insurable interest) as additional insureds, shall be carried with companies licensed or authorized to do business in the State of Nebraska having a rating from A.M. Best of not less than A-VIII, and shall be non-cancelable and not subject to material change except after thirty (30) days’ written notice to Landlord. All liability policies shall be written on an occurrence, not claims made, basis.

(d) Each party hereto waives all rights of recovery, claims, actions or causes of actions arising in any manner in its (the “Injured Party”) favor and against the other party for loss or damage to the Injured Party’s property located within or constituting a part or all of the Property, to the extent the loss or damage: (i) is covered by the Injured Party’s insurance, or (b) would have been covered by the insurance the Injured Party is required to carry under this Lease, whichever is greater, regardless of the cause or origin, including the sole, contributory, partial, joint, comparative or concurrent negligence of the other party. This waiver also applies to each party’s directors, officers, employees, shareholders, partners, representatives and agents. All insurance described in this Section 10 shall provide for such waiver of rights of subrogation by the Injured Party’s insurance carrier to the maximum extent the same is permitted under the laws and regulations governing the writing of insurance within the state in which the Property is located. It is the intention and agreement of Landlord and Tenant that the Base Rent reserved by this Lease has been fixed in contemplation that each party shall fully provide its own property insurance protection, and that each party shall look to its respective property insurance carriers for reimbursement of any such loss, and further, that the insurance carriers involved shall not be entitled to subrogation under any circumstances against any party to this Lease. Neither Landlord nor Tenant shall have any interest or claim in the other’s insurance policy or policies, or the proceeds thereof.

(e) On or before the Commencement Date, Tenant shall deliver to Landlord certificates of insurance in form and substance satisfactory to Landlord evidencing that Tenant has procured the insurance which Tenant is required to maintain under this Lease. Any insurance which Tenant is required to maintain under this Lease shall include a provision which requires the insurance carrier to give Landlord not less than ten (10) days’ written notice prior to any cancellation of such coverage, and if Tenant is unable to require any insurance carrier to provide such notice, then Tenant shall give Landlord written notice within five (5) Business Days after the date it receives notice of cancellation of such coverage. At least ten (10) days prior to the expiration of any such policy, Tenant shall deliver to Landlord a certificate evidencing the renewal thereof. In the event Landlord has not received evidence of Tenant’s compliance with the insurance coverages required by this Section 10(e), and after three (3) Business Days’ notice to Tenant of such failure without delivery to Landlord of such evidence, Landlord may, but shall not be required to, secure coverage on behalf of Tenant in the amounts required herein with companies satisfactory to Landlord. Tenant shall pay the costs of such coverage directly, or, if paid by Landlord, upon written demand, promptly reimburse Landlord as additional rent, within thirty (30) days after written notice, for all costs incurred by Landlord in securing such coverage. If thereafter Tenant supplies to Landlord evidence that Tenant is maintaining the insurance required under this Lease, Landlord shall promptly cancel the replacement coverage it obtained and Tenant shall no longer be liable for the cost of the insurance Landlord procured under the immediately preceding sentence. If Tenant provides any insurance required by this Lease in the form of a blanket policy, Tenant shall furnish satisfactory proof that such blanket policy complies in all respect with the provisions of this Lease, and that the coverage thereunder is at least equal to the type, quality and substance of the coverage which would be provided under a separate policy covering only the Premises.

11. Indemnity.

(a) Subject to Section 10(e), Tenant agrees to indemnify and hold harmless Landlord and its officers, members, agents and employees from and against any liability, judgments, claims, demands, suits, actions, losses, penalties, fines, damages, costs and reasonable expenses (including reasonable attorneys’ fees and court costs) of any kind or nature whatsoever, due to or arising out of Tenant’s negligence or intentional misconduct (whether acts or omissions) of Tenant or its agents, contractors, employees or licensees. The indemnification obligations in this Section 11 shall survive the earlier expiration or termination of this Lease.

(b) Subject to Section 10(e), Landlord agrees to indemnify and hold harmless Tenant and its officers, members, agents and employees from and against any liability, judgments, claims, demands, suits, actions, losses, penalties, fines, damages, costs and reasonable expenses (including reasonable attorneys’ fees and court costs) of any kind or nature whatsoever, due to or arising out of Landlord’s negligence or intentional misconduct (whether acts or omissions) of Landlord, or its agents, contractors, employees or licensees. The indemnification obligations in this Section 11 shall survive the earlier expiration or termination of this Lease.

(c) In the event Landlord and Tenant are determined to be contributorily responsible for the indemnified injury or loss, each indemnitor’s obligation shall be limited to the indemnitor’s equitable share of the losses, costs or expenses to be indemnified against based on the relative culpability of each indemnifying person whose negligence or willful acts or omissions contributed to the injury or loss.

12. Compliance with Laws. Landlord shall comply with all applicable requirements of any legally constituted public authority applicable to Landlord’s premises in the Building, to the extent any such non-compliance would prevent Tenant from using the Premises for the Permitted Purpose. Tenant agrees, at its own expense, to promptly comply with all applicable requirements of any legally constituted public authority made necessary by reason of Tenant’s use or occupancy of the Premises or operation of its business. Notwithstanding anything to the contrary contained in this Lease, Tenant shall be responsible for any and all costs and expenses arising from any violations of environmental laws or regulations caused by Tenant’s activities or Tenant’s occupancy of the Premises.

13. Destruction of or Damage to Premises. If the Premises are damaged or destroyed by fire or other casualty, this Lease and all of its terms, covenants and conditions shall, subject to the provisions hereinafter set forth, continue in full force and effect; provided, if more than fifty percent (50%) of the Premises is rendered unusable for Tenant’s intended use and, in Landlord’s reasonable opinion, the Premises cannot be restored within one hundred eighty (180) days after the date of such damage or destruction, or if the proceeds from Landlord’s insurance remaining (after required payment to any mortgagee, lender or lessor of Landlord, if any) are insufficient to repair such damage or destruction, then either Landlord or Tenant shall have the right, at the option of either party, to terminate this Lease by giving the other written notice within sixty (60) days after such damage or destruction. Within thirty (30) days after the date of such damage or destruction, Landlord shall give notice to Tenant of its reasonable opinion as to the number of days needed to restore the Premises so that Tenant may resume normal business operations therein. Notwithstanding anything to the contrary in this Lease, in the event that the Premises is damaged, but not so destroyed (as set forth above) to terminate the Lease, or Landlord elects to rebuild, and provided that the Term of this Lease shall have at least fifteen (15) months remaining, and that applicable laws shall permit, then, and in those events, the Landlord shall repair and rebuild the Premises with reasonable diligence. Notwithstanding the foregoing: (i) (A) in the event there is less than two (2) years of the Lease Term remaining, or (B) in the event Landlord’s mortgagee should require that the insurance proceeds payable as a result of a casualty be applied to the payment of the mortgage debt and Landlord does not promptly commit to restore with Landlord’s funds, or (C) in the event of any material uninsured loss to the Building and Premises and Landlord does not promptly commit to restore with Landlord funds, then Tenant may terminate this Lease by notifying Landlord in writing of such termination within ninety (90) days after the date of such casualty, or (ii) if the written estimate states that the Premises cannot be restored to substantially the condition that existed prior to the casualty within one hundred eighty (180) days of the casualty, then Tenant may, at its option, terminate this Lease by notifying the Landlord in writing of such termination within one hundred twenty (120) days after the date of such casualty. Within sixty (60) days of such casualty, Landlord shall notify Tenant whether the Premises cannot be restored to the condition that existed prior to the casualty within one hundred eighty (180) days of the casualty. In addition, if the Premises is not restored within two hundred seventy (270) days after the date of such casualty, then Tenant may, at its option, send a 30 day notice to terminate this Lease and if the Premises is not restored by the end of such 30 day period, this Lease shall automatically terminate. In the event of any termination under this Section 13, Rent shall be apportioned and paid up to the date of such casualty. If the Premises are damaged, but this Lease is not terminated, Rent shall abate in such proportion as use of the Premises has been destroyed, and Landlord shall, subject to the receipt of sufficient insurance proceeds, promptly restore the Premises to substantially the same condition as before damage, whereupon full rental shall recommence. Landlord shall not be responsible for restoring or insuring Tenant’s Property.

14. Condemnation. If the whole of the Premises, or such portion thereof as will make the Premises unusable for Tenant’s intended use, shall be condemned by any legally constituted authority for any public use or purpose, or sold under threat of condemnation, then, in any of said events, the Term of this Lease shall cease from the time when possession or ownership thereof is taken by public authorities and Base Rent shall be accounted for as between Landlord and Tenant as of that date. Such termination, however, shall be without prejudice to the rights of either Landlord or Tenant to recover compensation and damage caused by condemnation from the condemnor. It is further understood and agreed that neither Tenant, nor Landlord, shall have any rights in any award made to the other by any condemnation.

15. Assignment.

(a) Tenant shall not, without the prior written consent of Landlord, which Landlord can withhold in its sole and absolute discretion, directly or indirectly, voluntarily or involuntarily, by operation of law, merger, consolidation, reorganization or otherwise (including without limitation through the transfer of a direct or indirect majority interest of stock, partnership interests or other ownership interests in Tenant, or through merger, or dissolution), mortgage, pledge, encumber, sell, transfer or assign this Lease, in whole or in part, or sublease all or any part of the Premises, or permit the use or occupancy of all or any part of the Premises by any other party (all of the foregoing being referred to herein as an “Assignment”). In no event is Tenant permitted to sublet or license all or any portion of the Premises.

(b) Tenant shall notify Landlord in writing of any proposed Assignment at least thirty (30) days prior to the date of such Assignment and shall provide information and documentation regarding the proposed assignee, creditworthiness, experience and such other matters as Landlord may reasonably request. Landlord shall have fifteen (15) days from receipt of all information required by the proceeding sentence within which to elect, in its sole and absolute discretion, to: (i) reject the proposed Assignment and to thereby continue this Lease in full force and effect as if such Assignment had never been proposed, or (ii) consent to the proposed Assignment. In the event any rental due and payable by any assignee under any such permitted Assignment (or a combination of the rental payable under such Assignment plus any bonus or any other consideration or any payment incident thereto) exceeds the Base Rent payable under this Lease, Tenant shall pay to Landlord fifty percent (50%) of all such excess rental and other excess consideration, net of Tenant’s Transfer Costs (defined herein), within ten (10) days following receipt thereof by Tenant. “Tenant’s Transfer Costs” shall mean the outstanding balance from time to time of the sum of the following items: (A) the cost of any additional tenant improvements paid by Tenant required for the Assignment of such portion of the Premises; (B) reasonable market leasing commissions paid by Tenant in connection with the Assignment; and (C) reasonable marketing expenses and market concessions (including rent abatement) paid by Tenant to assign this Lease (to the extent not included in a brokerage commission paid by Tenant); provided, however, Tenant shall be entitled to the remaining fifty percent (50%) of such excess rent. Upon written demand, Tenant shall promptly reimburse Landlord for Landlord’s costs and expenses, including, without limitation, a processing fee of Two Thousand Five Hundred and 00/100 Dollars ($2,500.00) to cover Landlord’s administrative expenses and attorney’s fees, in connection with any proposed Assignment covered under this Section 15 where Landlord’s written consent is required.

(c) In the event of any Assignment, Tenant shall remain fully liable for the performance of all the terms and conditions of this Lease. No assignee of the Premises or any portion thereof may assign or sublet the Premises or any portion thereof. Landlord shall have the right at any time to sell, transfer or assign, in whole or in part, by operation of law or otherwise, its rights, benefits, privileges, duties, obligations or interests in this Lease or in the Premises, the Property, and all other buildings, land, or property referred to herein, without the consent of Tenant, and such sale, transfer or assignment shall be binding on Tenant. After such sale, transfer or assignment Tenant shall attorn to such purchaser, transferee or assignee, and Landlord shall be released from all liability and obligations under this Lease accruing after the effective date of such sale, transfer or assignment.

16. Hazardous Materials.

(a) Definitions.: As used in this Lease, the following terms have the following meanings:

“Environmental Law” means any past, present or future federal, state or local statutory or common law, or any regulation, ordinance, code, plan, order, permit, grant, franchise, concession, restriction or agreement issued, entered, promulgated or approved thereunder, relating to (i) the environment, human health or safety, including, without limitation, emissions, discharges, releases or threatened releases of Hazardous Materials (defined below) into the environment (including, without limitation, air, surface water, groundwater or land), or (ii) the manufacture, generation, refining, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport, arranging for transport, or handling of Hazardous Materials.

“Environmental Permits” mean collectively, any and all permits, consents, licenses, approvals and registrations of any nature at any time required pursuant to, or in order to comply with, any applicable Environmental Law or other law including, but not limited to, any Spill Control Countermeasure Plan and any Hazardous Materials Management Plan.

“Hazardous Materials” shall mean and include any hazardous or toxic materials, substances or wastes as now or hereafter designated or regulated under any Environmental Law, including, without limitation, asbestos, petroleum, petroleum hydrocarbons and petroleum based products, urea formaldehyde foam insulation, polychlorinated biphenyls (“PCBs”), freon and other chlorofluorocarbons, “biohazardous waste,” “medical waste,” “infectious agent”, or “mixed waste”.

“Release” shall mean with respect to any Hazardous Materials, any release, deposit, discharge, emission, leaking, pumping, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials.

(b) Tenant’s Obligations – Environmental Permits. Tenant will (i) obtain and maintain in full force and effect all Environmental Permits that may be required from time to time under any Environmental Laws applicable to Tenant or the Premises and (ii) be and remain in compliance with all terms and conditions of all such Environmental Permits and with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all Environmental Laws applicable to Tenant or the Premises. Notwithstanding the foregoing, Landlord shall apply to the City of Holdrege, NE (the “City”) for permission to allow Tenant to discharge wastewater from Tenant’s operations at the Premises pursuant to that certain existing Waste Water Discharge Agreement between the City and Landlord attached on Exhibit F (such wastewater permit and any supplement to, modification of, or substitute wastewater permit used by Tenant, the “Wastewater Permit”). If Tenant contemplates any changes in Tenant’s operations at the Premises or wastewater effluent that has the reasonably likely potential to (x) negatively impact operation of the City’s wastewater treatment plant or (y) impact Landlord’s permit, Tenant shall give at least sixty (60) days prior written notice to Landlord or as soon Tenant becomes aware of such change. Tenant will comply with all authorization conditions and sampling requirements related to any Wastewater Permit, whether or not discharging under a shared permit with Landlord, and shall fully cooperate at Tenant’s own cost with Landlord in investigating any non-compliance with said permit. Tenant may not increase the volume or change the constitution of its wastewater effluent without the prior written consent of Landlord. Tenant will indemnify Landlord for Tenant’s use of any Wastewater Permit in accordance with Section 16(g).

(c) Tenant’s Obligations – Hazardous Materials. Except as expressly permitted herein and as set forth on Exhibit G herein, Tenant agrees not to cause or permit any Hazardous Materials to be brought upon, stored, used, handled, generated, released or disposed of on, in, under or about the Premises, or any other portion of the Property by Tenant, its agents, employees, subtenants, assignees, licensees, contractors or invitees (collectively, “Tenant’s Agents”), without the prior written consent of Landlord, which consent Landlord may withhold in its sole and absolute discretion. Landlord acknowledges that it is not the intent of this Section 16(b) to prohibit Tenant from operating its business for the uses permitted hereunder. Tenant may operate its business according to the custom of Tenant’s industry and /or based on Tenant’s historical ordinary course of business so long as the use or presence of Hazardous Materials is strictly and properly monitored in accordance with applicable Environmental Laws. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord prior to the Commencement Date a list identifying each type of Hazardous Material to be present at the Premises and setting forth any and all governmental approvals or permits required in connection with the presence of such Hazardous Material at the Premises (the “Hazardous Materials List”). Tenant shall deliver to Landlord an updated Hazardous Materials List annually and shall also deliver an updated Hazardous Materials List before any new Hazardous Materials are brought to the Premises. Tenant shall deliver to Landlord true and correct copies of the following documents (the “Documents”) relating to the handling, storage, disposal and emission of Hazardous Materials prior to the Commencement Date or, if unavailable at that time, concurrently with the receipt from or submission to any governmental authority: permits; approvals; reports and correspondence; storage and management plans; notices of violations of applicable Environmental Laws; plans relating to the installation of any storage tanks to be installed in, on, under or about the Premises (provided that installation of storage tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent Landlord will not unreasonably withhold; and all closure plans or any other documents required by any and all governmental authorities for any storage tanks installed in, on, under or about the Premises for the closure of any such storage tanks. For each type of Hazardous Material listed, the Documents shall include (s) Safety Data Sheet, (t) the chemical name, (u) the material state (e.g., solid, liquid, gas or cryogen), (v) the concentration, (w) the storage amount and storage condition (e.g., in cabinets or not in cabinets), (x) the use amount and use condition (e.g., open use or closed use), (y) the location (e.g., room number or other identification) and (z) if known, the chemical abstract service number. Tenant shall not be required, however, to provide Landlord with any portion of the Documents containing information of a proprietary nature, which Documents, in and of themselves, do not contain a reference to any Hazardous Materials or activities related to Hazardous Materials. Upon the expiration or earlier termination of this Lease, Tenant agrees to promptly remove from the Premises, the Building and the Property, at its sole cost and expense, any and all Hazardous Materials, including any equipment or systems containing Hazardous Materials which are installed, brought upon, stored, used, generated or released upon, in, under or about the Premises, the Building and/or the Property or any portion thereof by Tenant or any of Tenant Agents during the Term of this Lease.

(d) Landlord’s Right to Conduct Environmental Assessment. Landlord represents to Tenant that as of the date of this Lease and to the best of Landlord’s knowledge, there have been no Releases of Hazardous Materials in violation of Environmental Laws in the Building, Premises or at the Property. This representation shall survive expiration or sooner termination of this Lease. If any pre-existing Releases of Hazardous Materials are subsequently discovered, Landlord shall be solely and exclusively responsible for all such costs associated with the remediation thereof. At any time during the Term, Landlord shall have the right, at Landlord’s sole cost and expense, to conduct an environmental assessment of the Building or the Premises (as well as any other areas in, on or about the Property that Landlord reasonably believes may have been affected adversely by Tenant’s use of the Building or the Premises (collectively, the “Affected Areas”) in order to confirm that the Building or Premises and the Affected Areas do not contain any Hazardous Materials in violation of applicable Environmental Laws or under conditions constituting or likely to constitute a Release of Hazardous Materials. Such environmental assessment shall be a Phase I Environmental Site Assessment or such other level of investigation which shall be the standard of diligence in the purchase or lease of similar property at the time, Tenant shall be responsible for paying for any additional investigation or report required based on a recognized environmental condition, which would customarily follow any discovery contained in such initial Phase I assessment (including, but not limited to, a Phase II Environmental Site Assessment). Such right to conduct such environmental site assessments shall not be exercised by Landlord more than once per calendar year unless an Event of Default exists hereunder.

(e) Tenant’s Obligations to perform Corrective Action. If the data from any environmental site assessment authorized and undertaken by Landlord pursuant to Section 16(d) indicates there has been a Release, threatened Release or other conditions with respect to Hazardous Materials on, under or emanating from the Building, the Premises and the Affected Areas that may require any investigation and/or active response action, including without limitation active or passive remediation and monitoring or any combination of these activities (“Corrective Action”), Tenant shall immediately undertake Corrective Action with respect to contamination if, and to the extent, required by the governmental authority exercising jurisdiction over the matter. Any Corrective Action performed by Tenant will be performed with Landlord’s prior written approval, not to be unreasonably withheld, delayed or conditioned and in accordance with applicable Environmental Laws, at Tenant’s sole cost and expense and by an environmental consulting firm (reasonably acceptable to Landlord). Tenant may perform the Corrective Action before or after the expiration or earlier termination of this Lease, to the extent permitted by governmental agencies with jurisdiction over the Premises, the Building and the Property. Tenant or its consultant may install, inspect, maintain, replace and operate remediation equipment and conduct the Corrective Action as it considers necessary, subject to Landlord’s written consent as set forth above (i.e., not to be unreasonably withheld, delayed or conditioned). Tenant and Landlord shall, in good faith, cooperate with each other with respect to any Corrective Action after the expiration or earlier termination of this Lease so as not to interfere unreasonably with the conduct of Landlord’s or any third party’s business on the Premises, the Building and the Property. Landlord may, in its sole discretion, provide access until Tenant delivers evidence reasonably satisfactory to Landlord that Tenant’s Corrective Action activities on the Premises and the Affected Areas satisfy applicable Environmental Laws. It shall be reasonable for Landlord to require Tenant to deliver a “no further action” letter or substantially similar document from the applicable governmental agency. Tenant agrees to install, at Tenant’s sole cost and expense, screening around its remediation equipment so as to protect the aesthetic appeal of the Premises, the Building and the Property. Tenant also agrees to use reasonable efforts to locate its remediation and/or monitoring equipment, if any (subject to the requirements of Tenant’s consultant and governmental agencies with jurisdiction over the Premises, the Building and the Property) in a location which will allow Landlord, to the extent reasonably practicable, the ability to lease the

Premises, the Building and the Property to a subsequent user. Any Hazardous Materials contamination on, in, under or about the Premises and the Affected Areas at the expiration or earlier termination of this Lease which is not disclosed by Tenant prior to the Effective Date shall be presumed to have arisen in connection with Tenant’s environmental activities under this Lease. Notwithstanding anything above to the contrary, if any clean-up or monitoring procedure is required by any applicable governmental authorities in, on, under or about the Premises and the Affected Areas during the Term as a consequence of any Hazardous Materials contamination and the procedure for clean-up is not completed (to the satisfaction of the applicable governmental authorities) prior to the expiration or earlier termination of this Lease then Tenant shall remain obligated to perform the same right until the date that the clean-up procedure is completed.

(f) Tenant’s Duty to Notify Landlord Regarding Releases. Tenant agrees to promptly notify Landlord of any Release of Hazardous Materials in the Premises, the Building or any other portion of the Property which Tenant becomes aware of during the Term of this Lease, whether caused by Tenant or any other persons or entities. In the event of any release of Hazardous Materials caused or permitted by Tenant or any of Tenant Agents, Landlord shall have the right, but not the obligation, to cause Tenant, at Tenant’s sole cost and expense, to immediately take all reasonable steps Landlord deems necessary or appropriate to remediate such Release and prevent any similar future release to the satisfaction of Landlord and Landlord’s mortgagee(s). Tenant will, upon the request of Landlord at any time during which Landlord has reason to believe that Tenant is not in compliance with this Section 16 (and in any event no earlier than sixty (60) days and no later than thirty (30) days prior to the expiration of this Lease), cause to be performed an environmental site assessment of the Premises at Tenant’s expense by an established environmental consulting firm reasonably acceptable to Landlord. In the event the audit provides that Corrective Action is required then Tenant shall immediately perform the same at its sole cost and expense.

(g) Tenant’s Environmental Indemnity. To the fullest extent permitted by law, Tenant agrees to promptly indemnify, protect, defend and hold harmless Landlord, and Landlord’s members, partners, sub-partners, independent contractors, officers, directors, shareholders, employees, agents, successors and assigns (collectively, the “Landlord Parties”) from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including, without limitation, clean-up, removal, remediation and restoration costs, sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees and court costs) which arise or result from the presence of Hazardous Materials on, in, under or about the Premises, the Building or any other portion of the Property and which are caused or permitted by Tenant or any of Tenant Agents during the Term of this Lease, including arising from or caused in whole or in part, directly or indirectly, by or related to (i) the presence in, on, under or about the Premises and the Affected Areas, of any Hazardous Materials; (ii) Tenant’s or Tenant’s Agents’ actual, proposed or threatened use, treatment, storage, transportation, holding, existence, disposition, manufacturing, control, management, abatement, removal, handling, transfer, generation or Release (past, present or threatened) of Hazardous Materials to, in, on, under, about or from the Premises and the Affected Areas; (iii) non-compliance or violations of any Environmental Laws in connection with Tenant or Tenant’s Agents and/or the Premises and/or the Affected Areas for actions arising after the Commencement Date; (iv) personal injury claims; (v) the payment of any environmental liens, or the disposition, recording, or filing or threatened disposition, recording or filing of any environmental lien encumbering or otherwise affecting the

Premises and/or the Affected Areas; (vi) direct damages for the loss or restriction of use of that part of the Premises and/or the Property affected; (vii) the cost of any investigation of site conditions; and (viii) the cost of any repair, clean-up or remediation ordered by any governmental or quasi-governmental agency or body or otherwise deemed necessary in Landlord’s reasonable judgment. Tenant’s obligations hereunder shall include, without limitation, and whether foreseeable or unforeseeable, all costs of any required or necessary repair, cleanup or detoxification or decontamination of the Premises, the Building and/or the Property, or the preparation and implementation of any closure, remedial action or other required plans in connection therewith; provided, however, that Tenant’s indemnity obligation shall not extend to any matter in clauses (i) or (viii) above directly caused or materially exacerbated by Landlord and/or any Landlord Parties. For purposes of the indemnity provisions in this Section 16, any acts or omissions of Tenant and/or Tenant Agents or others acting for or on behalf of Tenant (whether or not they are negligent, intentional, willful or unlawful) shall be strictly attributable to Tenant. The provisions of this Section 16(g) will survive the expiration or earlier termination of this Lease.

(h) Intentionally Omitted.

(i) Landlord’s Environmental Indemnity. Landlord indemnifies and shall defend, hold and save Tenant, and Tenant’s members, partners, sub-partners, independent contractors, officers, directors, shareholders, employees, agents, successors and assigns (collectively, “Tenant Parties”) from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including, without limitation, clean-up, removal, remediation and restoration costs, sums paid in settlement of claims, reasonable attorneys’ fees, reasonable consultant fees and reasonable expert fees and court costs) which arise or result from the presence of Hazardous Materials on, in, under or about the Premises, the Building or any other portion of the Property and which arise during or after the Lease Term as a result of (1) the environmental condition at the Property existing as of or prior to the Commencement Date, (2) the presence in, on, under or about the Common Areas or the non-Premises of any Hazardous Materials; (3) Landlord’s or other tenants’ actual, proposed or threatened use, treatment, storage, transportation, holding, existence, disposition, manufacturing, control, management, abatement, removal, handling, transfer, generation or Release (past, present or threatened) of Hazardous Materials to, in, on, under, about or from the non-Premises and the Common Areas; (4) any past or present non-compliance or violations of any Environmental Laws in connection with Landlord or other tenants and/or the Common Areas or the non-Premises; (5) personal injury claims not caused by Tenant or Tenant’s Agents; (6) the payment of any environmental liens, or the disposition, recording, or filing or threatened disposition, recording or filing of any environmental lien encumbering or otherwise affecting the Common Areas or the non-Premises; (7) damages for the loss or restriction of use of the Common Areas or the non-Premises not caused by Tenant or Tenant’s Agents which adversely affects the Permitted Purposes; (8) the cost of any investigation of site conditions in the Common Areas or non-Premises not caused by Tenant or Tenant’s Agents; and (9) the cost of any repair, clean-up or remediation ordered by any governmental or quasi-governmental agency or body or otherwise deemed necessary in Landlord’s reasonable judgment on the Common Areas or non-Premises areas and not caused by Tenant Agents, or (10) Hazardous Materials contamination on or about the Property otherwise to the extent caused by the gross negligence or willful misconduct of any Landlord Party; provided, however, that Landlord’s indemnity obligation shall not extend to any matter in clauses (1) or (10) above directly caused or materially exacerbated by Tenant and/or any Tenant Agents. For purposes of the indemnity provisions in this Section 16(i), any acts or omissions of Landlord and/or Landlord’s employees, agents, contractors or others acting for or on behalf of Landlord (whether or not they are negligent, intentional, willful or unlawful) shall be strictly attributable to Landlord.

17. Event of Default; Remedies. In the event: any monthly installment of Base Rent, Operating Expenses, or additional rent owed by Tenant to Landlord hereunder is not paid at the time and place when and where due, and Tenant fails to pay any such sum within ten (10) days after written notice from Landlord (provided that Tenant shall have the ability to cure a default for delinquent Rent in accordance with Section 3(c); the Premises shall be deserted or vacated without Landlord’s prior written consent (provided that Tenant shall not be deemed to have deserted or vacated the Premises if it ceases operations therein but continues to pay all monthly installment of Base Rent, Operating Expenses or additional rent owed by Tenant to Landlord hereunder and perform its repair and maintenance duties as required under this Lease); Tenant fails to comply with any term, provision, condition, or covenant of this Lease, other than the payment of Tenant’s monthly installment of Base Rent, Operating Expenses or additional rent, and such failure is not cured within thirty (30) days after written notice to Tenant of such failure to comply (or in the case of a failure which, by its nature, cannot be cured within such thirty (30)-day period, then within such longer period not to exceed ninety (90) days as may be reasonably necessary to effectuate a cure thereof); or a lien is filed against the Premises or Landlord’s estate therein by reason of any work, labor, services or materials performed or furnished, or alleged to have been performed or furnished, to Tenant or anyone holding the Premises by, through or under Tenant, and Tenant fails to cause the same to be vacated and canceled of record, or bonded off in accordance with applicable law, within thirty (30) days after Tenant’s receipt of written notice of the filing of such lien (each, an “Event of Default”), Landlord shall have the option during the continuance of any such Event of Default, to do any of the following (to the extent permitted by applicable law):

(i)

Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord. Tenant agrees to indemnify Landlord for all loss, damage and expense which Landlord may suffer by reason of such termination, whether through inability to relet the Premises, through decrease in rent, through incurring court costs, attorneys’ fees or other costs in enforcing this provision or otherwise;

(ii)

With or without terminating this Lease, terminate Tenant’s right of possession, and, at Landlord’s option (with or without notice or resort to legal proceedings) reenter, take possession of and rent the Premises at the best price obtainable by reasonable effort, without advertisement and by private negotiations and for any term Landlord deems proper. Tenant shall be liable to Landlord for the deficiency, if any, between Tenant’s Base Rent under this Lease and the rent obtained by Landlord on reletting and for any damage, reasonable attorney’s fees or other costs incurred by Landlord in enforcing its rights under this provision, provided, Landlord shall use commercially reasonable efforts to re-lease the Premises to a satisfactory tenant under no less favorable terms and conditions as set forth in this Lease;

(iii)	Apply for and obtain a dispossessory action against Tenant and hold Tenant liable for all costs incident to seeking such dispossessory action, including reasonable attorney’s fees or other costs; or

(iv)

As agent of Tenant, do whatever Tenant is obligated to do by the provisions of this Lease and enter the Premises, by force if necessary, without being subject to prosecution or liable for any claims for damages therefor, to accomplish this purpose. Tenant agrees to reimburse Landlord immediately upon written demand for any expenses which Landlord may incur in thus effecting compliance with this Lease on behalf of Tenant and Tenant further agrees that Landlord shall not be liable for any damages resulting to Tenant from such action, whether caused by negligence of Landlord or otherwise.

Pursuit of any of the foregoing remedies shall not preclude pursuit of any other remedies provided in this Lease or any other remedies provided by law or in equity. Any notice under this Lease may be given by Landlord or its attorney. Upon the existence of any Event of Default, Tenant shall pay to Landlord all costs incurred by Landlord (including court costs and reasonable attorneys’ fees and expenses) in (i) obtaining possession of the Premises, (ii) removing and storing Tenant’s or any other occupant’s property, (iii) repairing, restoring, renovating, altering, remodeling, or otherwise putting the Premises into the condition required of Tenant at the end of the Term, (iv) if Tenant is dispossessed of, or vacates or abandons, the Premises and this Lease is not terminated, reletting all or any part of the Premises (including, but not limited to, brokerage commissions, cost of tenant finish work, advertising and promotional expenses, and other costs incidental to such reletting), (v) performing Tenant’s obligations which Tenant failed to perform, and (vi) enforcing its rights, remedies, and recourses arising out of the event of default. If any Base Rent or other sum due and owing under this Lease is collected by or through an attorney at law through the occurrence of an event of default, then, in addition to such sums, Tenant shall also pay Landlord’s reasonable attorneys’ fees and other reasonable costs incurred in such collection.

18. Access by Landlord. With no less than twenty-four (24) hours’ prior notice to Tenant (except in an emergency), Landlord and its agents, employees and representatives shall have the right to enter and/or pass through the Premises at reasonable business hours (except in the event of emergency, when entry may be at any time) during the Term for the purpose of (a) examining and inspecting the Premises to insure compliance by Tenant with the terms and conditions hereof, including, without limitation, the provisions of Section 16; (b) inspecting, testing, monitoring, repairing and maintaining utility lines, fire sprinklers and fire protection systems, alarm systems, backflow preventers, and mechanical, plumbing, HVAC or other systems serving the Building; (c) performing maintenance and making repairs as Landlord is required to perform under the terms and conditions hereof, or performing repairs to Landlord’s adjoining property, if any; or (d) showing the Premises to prospective purchasers or, in the last year of the Term, to prospective tenants. Landlord shall use good faith, reasonable efforts to limit interference with Tenant’s business operations and use and occupancy of the Premises.

19. Holding Over. If Tenant remains in possession of the Premises after expiration or early termination of the Term, (i) Base Rent shall remain unchanged for the first 30 days of the holdover, (ii) from the 31st through the 60th day of the holdover, Tenant shall pay[* * *] percent ([* * *]%) of Base Rent for such month, (iii) from the 61stst through the 90th day of the holdover, Tenant shall pay [* * *] percent ([* * *]%) of Base Rent for such month, and after the ninety (90) days of holdover, such holdover shall be as a tenant at sufferance and not as a tenant at will, and the Base Rent shall be [* * *] percent ([* * *]%) of the amount in effect at the end of the Term. Further, in the event Tenant remains in possession of the Premises for more than thirty (30) days after the expiration of the Term, Tenant shall also be responsible for and pay all actual damages sustained by Landlord by reason of Tenant’s remaining in possession. In no event shall the collection or payment of Base Rent during such holdover period cause Tenant to be or be deemed a tenant at will. Should Tenant fail to so vacate the Premises upon the end of the term, Tenant shall be subject to dispossession without further notice, by summary dispossessory proceedings, in addition to any and all other remedies to which Landlord may be entitled by law or under this Lease. No holding over by Tenant without the express written consent of Landlord shall operate to extend the Term of this Lease.

20. Decommissioning. At least sixty (60) days prior to Tenant’s surrender of possession of any part of the Premises, Tenant shall provide Landlord with (a) a facility decommissioning and Hazardous Materials closure plan for the Premises (collectively, “Decommissioning Plan”) prepared by an independent third party reasonably acceptable to Landlord, and (b) commercially reasonable written evidence of all appropriate governmental releases obtained by Tenant in accordance with applicable Environmental Laws, including requirements pertaining to the surrender of the Premises (the “Closure Report”). Tenant shall remain responsible after the surrender of the Premises for the remediation of any recognized environmental conditions set forth in the Decommissioning Plan and caused by Tenant or any Tenant Agents and compliance with any recommendations set forth in the Decommissioning Plan. Tenant shall, upon the expiration or earlier termination of this Lease, furnish to Landlord commercially reasonable evidence that Tenant has closed all governmental permits and licenses, if any, issued in connection with Tenant’s or Tenant Agents’ activities at the Premises.

21. Notices. Subject to Section 18, Any notice given pursuant to this Lease must be in writing and simultaneously sent by email and by certified mail, return receipt requested, or reputable overnight courier to:

Landlord:	Becton Dickinson Infusion Therapy Inc.
1 Becton Drive, MC 112
Franklin Lakes, New Jersey 07417
Attention: Real Estate Manager, Americas

Email: [ ]

with copies to:	Becton, Dickinson and Company
1 Becton Drive
Franklin Lakes, New Jersey 07417
Attention: Joseph LaSala Chief Counsel - Transactions/M&A
Email: joseph_lasala@bd.com

Tenant:

with copies to:

[* * *] =	[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Either party may change its address for notices under this Lease by written notice properly delivered to the other party as provided in this Section 21. Any notice sent in the manner set forth above shall be deemed delivered for all purposes hereunder on the day said notice is deposited in the mail or with the courier.

22. Exterior Signs. Subject to the terms and conditions of this Lease, Tenant shall have the right to erect at Tenant’s sole cost and expense Tenant’s customary identification sign on the front entrance of the Premises. This sign shall not be other than a customary trade sign, professionally prepared and identifying the business of Tenant. Tenant shall not paint or deface the exterior walls of the Building and Tenant shall not use any adhesive or similar type fasteners for any signs Tenant is permitted to install pursuant to this Lease. All signage must be approved in writing in advance by Landlord (such approval shall not be unreasonably withheld, conditioned or delayed), and such signage shall, at all times, be subject to and in conformity with: (a) all applicable laws within the jurisdiction having control over the Premises, (b) all applicable zoning ordinances and building restrictions, and (c) all applicable covenants of record. Landlord may require, in its sole discretion, a scaled drawing provided by Tenant of such proposed signage prior to Landlord’s approval of the same. In the event a sign is erected by Tenant without Landlord’s consent, Landlord shall have the right to remove said sign and charge the cost of such removal to Tenant as additional rent under this Lease. In the event Landlord implements a program for directional or wayfinding signage for the Property, Landlord shall include Tenant’s signage as part of such program. In no event shall Tenant utilize any portable or vehicular signs at the Premises. On or before the expiration or prior termination of this Lease Tenant shall, at its sole cost and expense, remove any signage erected, and shall repair any damage or disfigurement, and close any holes, caused by such removal.

23. Estoppel Certificates; Financial Statements. Tenant agrees, from time to time, within ten (10) Business Days after written request from Landlord, to execute and deliver to Landlord, or Landlord’s designee, an estoppel certificate, stating that this Lease is in full force and effect, the date to which Base Rent has been paid, to the actual knowledge of Tenant, whether Landlord is or is not in default under this Lease (or specifying in detail the nature of Landlord’s default), the expiration date of this Lease and such other matters pertaining to this Lease as may be reasonably requested. In addition, if at any time Tenant or Tenant’s parent entity is not a company listed with a public stock exchange, and Landlord, any superior lessor or any holder of a mortgage on the fee or leasehold estate requests a copy of Tenant’s current financial statement, Tenant agrees to furnish a copy certified by a duly authorized officer of Tenant within ten (10) Business Days after written request to Tenant.

24. Brokerage. Each of Landlord and Tenant represents and warrants to the other that it has dealt with no real estate broker, agent or finder in connection with this Lease and that no broker is entitled to any commission on account of this Lease. Each party covenants and agrees to indemnify and hold the other harmless from any and all loss, liability, damage, claim, judgment, cost and expense (including without limitation reasonable attorneys’ fees and litigation costs) that may be incurred or suffered by the other to the extent caused by any claim for any fees, commission or similar compensation with respect to this Lease, made by any broker, agent or finder claiming by, through or under the indemnifying party, whether or not such claim is meritorious.

25. Executive Order No. 13224. Each of the parties hereto warrant and represents to the other that (a) the name of the party used in this Lease is the party’s lawful, true, and correct name; (b) the party is not listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury pursuant to the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (September 25, 2001) (the “List”); and (c) unless publicly traded (or owned by a publicly traded company), the party is not owned or controlled by, nor acts for or on behalf of, any individual or legal entity on the List. Each of the parties hereto agrees that in the event at any time such warranties and representations are not true and correct, the other party may, in addition to any other remedies provided in this Lease, terminate this Lease, whereupon neither party shall have any further obligation under this Lease.

26. Subordination. Tenant’s rights under this Lease shall always be subject and subordinate to the lien of any bona fide mortgage which is now, or may hereafter be, placed upon the Premises, Property or Landlord’s rights hereunder. Tenant agrees to execute and deliver such documentation as may be required to evidence such subordination within ten (10) Business Days of receipt of a request for same. Tenant agrees to send all Base Rent and any other payments due hereunder and/or notices to any recipient(s) hereafter designated by Landlord, including its lender (or, with respect to Base Rent and any other payments due hereunder, to an account controlled by such lender). Notwithstanding the foregoing, Tenant agrees that any holder of such mortgage (the “Superior Mortgagee”) may elect in writing at any time that all (or any part, as Superior Mortgagee designates) of the right, title, and interest of such Superior Mortgagee shall be subordinate to this Lease and Tenant’s rights and claims under this Lease (a “Subordination Election”). Any Subordination Election shall become effective when a copy or original of it is either delivered to Tenant or recorded. Such Superior Mortgagee’s right, title, and interest in the Premises shall then become subordinate to the Lease, whether the Lease is dated before or after the date of such Superior Mortgagee’s interest in the Premises, to the extent set forth in the Subordination Election. Tenant shall, in the event any proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale under any mortgage placed upon the Premises, attorn to any mortgagee or the purchaser upon any such foreclosure or sale and recognize such mortgagee or purchaser as Landlord under this Lease and Tenant agrees to execute and deliver commercially reasonable documentation as may be reasonably required to evidence such attornment within ten (10) days of receipt of a request for same. Notwithstanding the foregoing in this Section 26, Tenant’s agreement to subordinate this Lease and its rights hereunder as to any current or future mortgage is conditioned upon Landlord’s (or any successor in interest) delivery to Tenant of a recordable agreement on any future mortgagee’s standard form or in form and substance reasonably acceptable to Tenant, Landlord and such superior mortgagee, by which such superior mortgagee shall agree not to disturb Tenant’s possession and occupancy of the Premises or join Tenant in any such action as a party defendant, unless necessitated by law, so long as Tenant is not in default under this Lease.

27. Exculpation. ANY MONEY JUDGMENT AGAINST LANDLORD SHALL BE SATISFIED ONLY OUT OF THE RIGHT AND LEASEHOLD ESTATE INTEREST OF LANDLORD IN THE BUILDING AND THE PROCEEDS THEREOF, AND IN NO EVENT SHALL TENANT HAVE THE RIGHT TO LEVY EXECUTION AGAINST ANY PROPERTY OF LANDLORD OTHER THAN ITS INTEREST IN THE BUILDING AND THE PROCEEDS THEREOF.

28. Quiet Enjoyment; Access to Premises. Landlord covenants that Tenant upon keeping and performing each and every covenant, agreement, term, provision and condition herein contained on the part and on behalf of Tenant to be kept and performed, shall quietly enjoy the Demised Premises without disturbance by Landlord or by any other person lawfully claiming by, through or under Landlord subject to the covenants, agreements, terms, provisions and conditions of this Lease and the effect of the application of same.

29. Miscellaneous. No termination of this Lease prior to the normal ending thereof, by lapse of time or otherwise, shall affect Landlord’s right to collect Base Rent or additional rent for the period prior to termination thereof. All rights, powers and privileges conferred under this Lease upon parties hereto shall be cumulative but not restrictive to those given by law. The failure of either party to exercise any power given to it hereunder, or to insist upon strict performance of any one or more of the obligations under this Lease, or to exercise any election contained in this Lease, shall not be construed as a waiver or relinquishment of the right to demand strict compliance with the terms hereof for the future performance of the terms and conditions of this Lease or of the right to exercise such election. The receipt and acceptance by Landlord of Base Rent or additional rent with knowledge of breach by Tenant of any obligation under this Lease shall not be deemed a waiver of such breach. This Lease shall be governed by the laws of the State of Nebraska. “Landlord” as used in this Lease shall include Landlord, its heirs, representatives, assigns, and successors in interest to Landlord’s interest(s) in and to this Lease and/or to the Premises. In the event that any court of competent jurisdiction shall determine that any provision of this Lease is invalid, such determination shall not affect the validity of any of its other provisions, which shall remain in full force and effect and which shall be construed as to be valid under applicable law. In no event shall either party be liable or responsible for consequential, special, indirect, incidental, exemplary or punitive damages arising out of this Lease. Landlord and Tenant hereby waive trial by jury in any action or proceeding arising under this Lease. This Lease contains the entire agreement of the parties hereto, and no representations, inducements, promises or agreements, oral or otherwise, between the parties, not embodied in this Lease, shall be of any force or effect. This Lease may only be amended in a writing signed by both parties. This Lease may be executed in multiple counterparts and/or electronically, each of which shall be deemed an original and all of which together shall constitute a single instrument.

[Signatures Appear on the Following Page]

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals, effective the day and year first above written.

LANDLORD:

BECTON DICKINSON INFUSION THERAPY INC., a Delaware corporation

By:
Name:
Its:

TENANT:

EMBECTA CORP., a Delaware corporation

By:
Name:
Its:

BD CONFIDENTIAL